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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Acadia Realty Trust
(Name of Issuer)
Ordinary Shares
(Title of Class of Securities)
4239109
(CUSIP Number)
December 31, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	4239109

1	NAMES OF REPORTING PERSONS ING Groep N.V.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

The Netherlands

	5	SOLE VOTING POWER

NUMBER OF		941,910 [1] [2]

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		941,910 [1] [2]

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

941,910

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) 10,900 shares held as custodian

☑

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.91%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

HC
1 937,410 of these shares are held by indirect subsidiaries of ING Groep N.V. in their role as a discretionary manager of client portfolios.
2 4,500 of these shares are held by indirect subsidiaries of ING Groep N.V. in their role as trustee.

CUSIP No.	4239109

1	NAMES OF REPORTING PERSONS ING Bewaar Maatschappij I B.V. [3]

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	The Netherlands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	HC
3 ING Bewaar Maatschappij I B.V. is a wholly owned indirect subsidiary of ING Groep N.V.

CUSIP No.	4239109

1	NAMES OF REPORTING PERSONS ING Fund Management B.V. [4]

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	The Netherlands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	HC
4 ING Fund Management B.V. is a wholly owned indirect subsidiary of ING Groep N.V.

CUSIP No.	4239109

Item 1(a).	Name of Issuer:
Acadia Realty Trust

Item 1(b).	Address of Issuer’s Principal Executive Offices:
1311 Mamaronek Avenue
Suite 260
White Plains, NY 10605

Item 2(a).	Name of Person Filing:
ING Groep N.V.
ING Bewaar Maatschappij I B.V.
ING Fund Management B.V.

Item 2(b).	Address of Principal Business Office or, if None, Residence:
ING Groep N.V.
Amstelveenseweg 500
1081 KL Amsterdam
P.O. Box 810
1000 AV Amsterdam
The Netherlands
ING Bewaar Maatschappij I B.V.
Prinses Beatrixlaan 15
2595 AS Den Haag
The Netherlands
ING Fund Management B.V.
Prinses Beatrixlaan 15
2595 AS Den Haag
The Netherlands

Item 2(c).	Citizenship:
See item 4 on Page 2
See item 4 on Page 3
See item 4 on Page 4

Item 2(d).	Title of Class of Securities:
Ordinary Shares

Item 2(e).	CUSIP Number:
4239109

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: (Not Applicable)
(a)	Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

CUSIP No.	4239109
(d)	Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(e)	Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act;

(f)	Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;

(g)	Parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G) under the Exchange Act;

(h)	Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	Group in accordance with Rule 13d-1(b)(1)(ii)(J) under the Exchange Act.

Item 4.	Ownership.
(a)	Amount beneficially owned:
See item 9 on Page 2
See item 9 on Page 3
See item 9 on Page 4
(b)	Percent of class:
See item 11 on Page 2
See item 11 on Page 3
See item 11 on Page 4
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote:

See item 5 on Page 2 See item 5 on Page 3 See item 5 on Page 4

(ii)	Shared power to vote or to direct the vote:

See item 6 on Page 2 See item 6 on Page 3 See item 6 on Page 4

(iii)	Sole power to dispose or to direct the disposition of:

See item 7 on Page 2 See item 7 on Page 3 See item 7 on Page 4

(iv)	Shared power to dispose or to direct the disposition of:

See item 8 on Page 2 See item 8 on Page 3 See item 8 on Page 4

CUSIP No.	4239109

Item 5.	Ownership of Five Percent or Less of a Class.
☑

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not Applicable

Item 8.	Identification and Classification of Members of the Group.
Not Applicable

Item 9.	Notice of Dissolution of Group.
Not Applicable

Item 10.	Certification.
By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.	4239109
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2009
(Date) ING GROEP N.V.
By:	/s/ Just A.M. Emke-Petrelluzzi Bojanic
(Signature)
Just A.M. Emke-Petrelluzzi Bojanic Compliance Officer (Name/Title)

By:	/s/ Rob M. Fischmann
(Signature)
Rob M. Fischmann Manager Compliance Netherlands (Name/Title)

CUSIP No.	4239109
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2009
(Date) ING BEWAAR MAATSCHAPPIJ I B.V.
By:	/s/ Just A.M. Emke-Petrelluzzi Bojanic
(Signature)
Just A.M. Emke-Petrelluzzi Bojanic Compliance Officer (Name/Title)

By:	/s/ Rob M. Fischmann
(Signature)
Rob M. Fischmann Manager Compliance Netherlands (Name/Title)

CUSIP No.	4239109
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2009
(Date) ING FUND MANAGEMENT B.V.
By:	/s/ Just A.M. Emke-Petrelluzzi Bojanic
(Signature)
Just A.M. Emke-Petrelluzzi Bojanic Compliance Officer (Name/Title)

By:	/s/ Rob M. Fischmann
(Signature)
Rob M. Fischmann Manager Compliance Netherlands (Name/Title)

CUSIP No.	4239109

Exhibit A to Schedule 13G
Joint Filing Agreement
Pursuant to Rule 13d-1(k)
The undersigned persons (the “Reporting Persons”) hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by ING Groep N.V.
Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: February 17, 2009 ING GROEP N.V.
By:	/s/ Just A.M. Emke-Petrelluzzi Bojanic
	Name:	Just A.M. Emke-Petrelluzzi Bojanic
	Title:	Compliance Officer

By:	/s/ Rob M. Fischmann
	Name:	Rob M. Fischmann
	Title:	Manager Compliance Netherlands

ING BEWAAR MAATSCHAPPIJ I B.V.
By:	/s/ Just A.M. Emke-Petrelluzzi Bojanic
	Name:	Just A.M. Emke-Petrelluzzi Bojanic
	Title:	Compliance Officer

By:	/s/ Rob M. Fischmann
	Name:	Rob M. Fischmann
	Title:	Manager Compliance Netherlands

ING FUND MANAGEMENT B.V.
By:	/s/ Just A.M. Emke-Petrelluzzi Bojanic
	Name:	Just A.M. Emke-Petrelluzzi Bojanic
	Title:	Compliance Officer

By:	/s/ Rob M. Fischmann
	Name:	Rob M. Fischmann
	Title:	Manager Compliance Netherlands